EXHIBIT 99.1

The Oncology Institute Announces CFO Transition

Rob Carter promoted to Chief Financial Officer

CERRITOS, Calif., Sept. 23, 2024 (GLOBE NEWSWIRE) -- The Oncology Institute, Inc. (NASDAQ: TOI) (“TOI” or the “Company”), today announced that Chief Financial Officer, Mihir Shah, will transition out of the organization effective October 14, 2024, to pursue other opportunities. Rob Carter, Senior Vice President of Finance at TOI, will be promoted to Chief Financial Officer.

Mr. Carter brings over a decade of finance leadership experience across several notable healthcare institutions. Mr. Carter joined TOI in 2021, and is responsible for corporate finance, FP&A and investor relations. Prior to joining TOI, Mr. Carter oversaw financial planning and analysis at Hoag Health System. Prior to that, he served in various financial leadership roles at Kaiser Permanente, SCAN Health Plan, and McKesson.

Dr. Daniel Virnich, Chief Executive Officer at TOI, commented, “I’m excited to announce the promotion of Rob to the role of Chief Financial Officer. He brings a wealth of experience in both oncology and large health systems, has been instrumental to our finance operations over the last several years, and is the right leader for the next phase of TOI’s growth.”

Dr. Virnich added, “I want to thank Mihir for his many contributions to TOI. Over the past two and a half years he has led us through our early years as a public company and significantly improved our capabilities around reporting, compliance, and analytics as well as a number of other critical capabilities in finance and accounting. On behalf of the whole team, we wish him the best in his future endeavors.”

Mr. Carter commented, “I’m honored by the opportunity to serve as the next CFO for The Oncology Institute. I believe we have an incredible amount of growth and innovation ahead of us, and I look forward to continue working closely with Dan and the rest of our leadership team to ensure we are delivering value to our patients and payor partners every day.”

About The Oncology Institute

Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of over 1.8 million patients including clinical trials, transfusions, and other services traditionally associated with the most advanced care delivery organizations. With nearly 126 employed clinicians and more than 700 teammates in over 70 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Investors

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